EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our reports dated January 28, 2003, except as to the second paragraphs of Note 9, Legal Proceedings and of Note 10 and Note 16 as to which the date is March 3, 2003 relating to the financial statements and financial statement schedule, which appear in Vixel Corporation's Annual Report on Form 10-K/A for the year ended December 29, 2002.  We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
July 1, 2003